Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
OSHKOSH TRUCK CORPORATION,
STEEL ACQUISITION CORP.
and
JLG INDUSTRIES, INC.
Dated
October 15, 2006

ii

iii

Index of Defined Terms

Defined Term	Page
2003 Indenture	40
2008 Notes	39
2012 Notes	39
Acquisition Agreement	33
Acquisition Proposal	47
Adverse Recommendation Change	32
Agreement	1
Benefit Plans	14
Business Day	47
CERCLIS	24
Certificates	4
Cleanup	24
Closing	2
Closing Date	2
COBRA	15
Code	47
Company	1
Company Board of Directors	1
Company Board Recommendation	10
Company Disclosure Schedule	6
Company Employees	41
Company Financial Advisor	26
Company Material Adverse Change	7
Company Material Adverse Effect	7
Company SEC Documents	11
Company Shareholder Approval	9
Company Shareholder Meeting	34
Company Subsidiary	7
Confidentiality Agreement	33
Consent Condition	39
Contract	10
D&O Insurance	37
Debt Offer Documents	39
Debt Offers	39
Effective Time	2
Encumbrances	7
End Date	45
Environmental Claim	25
Environmental Laws	25
ERISA	13
ERISA Affiliate	14
Exchange Act	47

Index - iv

Financial Statements	11
Financing	28
GAAP	11
Governmental Entity	10
Hazardous Substances	25
HSR Act	10
Indemnified Party	36
Indemnifying Parties	37
Indentures	40
Intellectual Property	48
International Benefit Plans	16
knowledge	48
Law	48
Leased Real Property	20
Material Contracts	19
Material Licenses	21
Maximum Amount	37
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Multiemployer Pension Plans	13
Notes	39
NPL	24
Option	5
Option Plans	5
Owned Real Property	20
Parent	1
Parent Benefit Plan	42
Parent Material Adverse Effect	28
Paying Agent	3
PBCL	1
Pension Plans	13
Permitted Encumbrances	48
Person	7
Proxy Statement	35
Real Property Lease	20
Representatives	32
Restricted Stock	5
Rights	3
Rights Agreement	3
SEC	48
Shares	1
Subsidiary	7
Superior Proposal	33
Surviving Corporation	1

Index - v

Tax	48
Tax Return	49
Taxing Authority	48
Termination Fee	46
Voting Debt	8

Index - vi

AGREEMENT AND PLAN OF MERGER
       AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated October 15, 2006, by and among Oshkosh Truck Corporation, a Wisconsin corporation (“Parent”), Steel Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and JLG Industries, Inc., a Pennsylvania corporation (the “Company”).
       WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved the acquisition of the Company by Parent by means of the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;
       WHEREAS, also in furtherance of such acquisition, the Board of Directors of Merger Sub and the Company have approved this Agreement and the Merger (as defined in Section 1.1) in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and upon the terms and subject to the conditions set forth herein; and
       WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously determined that the Merger Consideration (as defined in Section 2.1(c)) to be received by holders of shares of common stock, par value $0.20 per share, of the Company (together with the associated Rights (as hereinafter defined)) (the “Shares”) is fair to the holders of such Shares from a financial point of view and has resolved to recommend that the holders of Shares adopt this Agreement and the Merger, upon the terms and subject to the conditions set forth herein.
       NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger(a) . (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the Commonwealth of Pennsylvania, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the PBCL.
          (b) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Articles of Incorporation.

          (c) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be JLG Industries, Inc., until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.
     Section 1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (as defined in Section 1.3), the parties shall (i) file the appropriate Articles of Merger in such form as is required by and executed in accordance with the relevant provisions of the PBCL and (ii) make all other filings or recordings required under the PBCL. The Merger will become effective at such time as the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania, or at such subsequent date or time as the Company and Merger Sub agree and specify in the Articles of Merger (such time hereinafter referred to as the “Effective Time”).
     Section 1.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, on the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the date of the Closing, which conditions shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the date of the Closing), provided that if pursuant to the immediately preceding clause the Closing would occur prior to December 6, 2006, Parent shall be entitled to elect to defer the Closing until December 6, 2006 (in any case, the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.
     Section 1.4 Directors and Officers of the Surviving Corporation. The directors of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.
     Section 1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
CONVERSION OF SECURITIES
     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holders of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):
          (a) Each outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
          (b) All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.
          (c) Each outstanding Share, including the associated rights (the “Rights”), issued pursuant to the Rights Agreement, dated as of May 24, 2000, by and between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”) (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $28.00, payable to the holder thereof in cash, without interest (the “Merger Consideration”), subject to any required withholding of Taxes. Any amounts withheld in respect of Taxes and paid to the appropriate Taxing Authorities shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such withholding was made. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.
     Section 2.2 Paying Agent. (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company as an agent (the “Paying Agent”) for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Prior to the Effective Time, Parent or Merger Sub shall deposit with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.
          (b) Promptly after the Effective Time, and in any event within five Business Days thereafter, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documentation as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, (x) it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.
          (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.
          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.
     Section 2.3 Company Equity Plans.

          (a) Effective as of the Effective Time, the Company shall (i) terminate the Company’s 2005 Long Term Incentive Plan, 2003 Long Term Incentive Plan, Amended and Restated Stock Incentive Plan and Director’s Stock Incentive Plan and any predecessor plans thereto, each as amended through the date of this Agreement (collectively, the “Option Plans”), and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of common stock of the Company granted under the Option Plans or otherwise (each, an “Option”) that is outstanding and unexercised as of such date. Each holder of an Option that is outstanding and unexercised at the Effective Time whether or not vested pursuant to the terms of the applicable Option Plan shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Option, an amount in cash equal to the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Option, multiplied by the number of Shares subject to such Option as of the Effective Time. Any such payments shall be subject to all applicable Tax withholding requirements.
          (b) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Section 2.3(a) to any holder of Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation and paid to the appropriate Taxing Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Options in respect of which such deduction and withholding was made by Merger Sub.
          (c) As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee or subcommittee thereof administering the Option Plans) shall adopt such resolutions or take such other actions as may be required to provide for the lapse as of the Effective Time of all forfeiture provisions applicable to any shares of Restricted Stock. Each holder of Restricted Stock shall be treated as a holder of the corresponding number of Shares as of the Effective Time in accordance with the terms of Section 2.2 in the same manner as other Shares issued and outstanding as of immediately prior to the Effective Time; provided, that in the event that the terms of any Option Plan prohibit the payment of the Merger Consideration immediately after the Effective Time, such payment shall be made as soon as permitted pursuant to the terms of such Option Plan. As used in this Agreement, “Restricted Stock” means any outstanding award of restricted Company common stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Option Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.
          (d) As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee or subcommittee thereof administering the Option Plans) shall adopt such resolutions or take such other actions as may be required to provide for (i) the lapse as of the Effective Time of all forfeiture provisions applicable to any Performance Shares or Performance Units and (ii) the performance target(s) under the Performance Units or Performance Shares to be deemed satisfied in full. Each Performance Share or Performance Unit shall terminate and be canceled at the Effective Time.

Each holder of a Performance Share or Performance Unit award who has remained continuously employed with the Company through the Effective Time shall be entitled to receive from the Company, as soon as practicable following the Effective Time, in settlement of such award, Merger Consideration for each Share that the holder of each award would have received under the award as of the Effective Time in accordance with this Section 2.3(d); provided, that in the event that the terms of any Option Plan prohibit the payment of the Merger Consideration immediately after the Effective Time, such payment shall be made as soon as permitted pursuant to the terms of such Option Plan.
          (e) As of the Effective Time, except as provided in this Section 2.3, all rights under any Option and any provision of the Option Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled.
          (f) Prior to the Effective Time, the Company shall take all necessary action (i) (in accordance with that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom LLP) to provide that the treatment of Options pursuant to Section 2.3(a) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and (ii) to effect the treatment of the Option Plans and Options set forth in this Section 2.3, including obtaining any and all necessary consents.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in a schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection, provided, however, that the inclusion of any item referenced in one section of the Company Disclosure Schedule shall be deemed to refer to any other section of the Company Disclosure Schedule (and accordingly to the applicable sections of this Agreement which contain references to the Company Disclosure Schedule), whether or not an explicit cross-reference appears, if the applicability of such item to the other section is readily apparent.
     Section 3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
          (b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Change” or “Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, effect or development that (i) is materially adverse in relation to the financial condition, properties, assets, liabilities, business, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially impedes or delays the consummation of the transactions contemplated by this Agreement; provided, however, that any adverse change, event, violation, inaccuracy, circumstance or effect arising from or related to: (A) conditions affecting the industries in which the Company and the Company Subsidiaries do business (provided, in each such case, that such conditions do not affect the Company and the Company Subsidiaries, taken as a whole, disproportionately, taking into account the position in their industries of the Company and the Company Subsidiaries, as compared to the Company’s and the Company Subsidiaries’ competitors); (B) national or international political, economic or social conditions, including the engagement by the United States in hostilities or resulting from acts of terrorism or war; or (C) the public announcement of the transactions contemplated by this Agreement or the identity of Parent, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur. The Company has heretofore delivered or made available to Parent complete and correct copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company and each Company Subsidiary as presently in effect.
     Section 3.2 Subsidiaries and Affiliates. (a) Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or other similar ownership interest in any Person. No Shares are held by a Company Subsidiary. Except as set forth in Section 3.2(a)(ii) of the Company Disclosure Schedule, all of the outstanding capital stock (or similar equity interests) of each Company Subsidiary is (or are) owned by the Company or a Company Subsidiary free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances of any nature whatsoever (“Encumbrances”), and is (or are) validly issued, fully paid and nonassessable. As used in this Agreement: the term “Company Subsidiary” means each Person which is a Subsidiary of the Company; the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries or (ii) in the case of a partnership only, such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
          (b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.20 per share. As of the date hereof, (i) 106,757,046 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) a total of 3,245,888 Shares are reserved for issuance upon the exercise of outstanding Options, of which a total of 2,205,135 Shares are subject to Options that are vested and exercisable as of the date hereof and (iv) a total of 4,683,110 Shares are available for future grant under the Option Plans. All of the issued and outstanding shares of the Company’s common stock are, and all shares that may be issued pursuant to the exercise of outstanding Options will be, duly authorized, validly issued, fully paid and non-assessable. There is no indebtedness having general voting rights on matters on which shareholders of the Company may vote (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3(a) of the Company Disclosure Schedule, and except for the Rights, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, agreement, arrangement, understanding or commitment, and (ii) there are no outstanding agreements, arrangements, understandings or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Company Subsidiary or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any Person, except for loans to wholly-owned Company Subsidiaries in the ordinary course of business. Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Company Subsidiary. The Company has made available to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.
          (b) Section 3.3(b) of the Company Disclosure Schedule sets forth, with respect to each Option outstanding as of October 6, 2006, (i) the number of Shares issuable therefor, (ii) the exercise price payable therefor upon the exercise of each such Option, (iii) the date on which such Option was granted, (iv) the Option Plan under which such Option was granted and whether such Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (v) for each Option, whether such Option is held by a Person who is not an employee of the Company or any Company Subsidiary, (vi) the extent to which such Option is vested and exercisable as of the date hereof and the extent of acceleration as a result, either alone, or together with another event or occurrence, of the transactions contemplated by this Agreement and (vii) the date on which such Option expires. As of the close of business on July 20, 2006, the weighted average exercise price of all outstanding Options was $8.53 per share of Company common stock. Since July 20, 2006, the Company has not granted or issued any Options. All of the Options have been granted solely to employees, consultants (who are individuals) or directors of the Company in the ordinary course of business consistent with past practice. The per Share exercise price of each Option was not (and is not deemed for purposes of Section 409A of the Code to be) less than the fair market value of a Share as of the date of grant of such Option. All grants of Options were validly issued and properly approved by the Company Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Financial Statements in accordance with GAAP.
          (c) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any shares of the capital stock of the Company or any of the Company Subsidiaries or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary.
          (d) All dividends or distributions on equity securities of the Company and any Company Subsidiary that is not wholly owned directly or indirectly by the Company that have been declared or authorized have been paid in full, other than the Company’s regular quarterly cash dividend permitted to be paid pursuant to Section 5.1(b).
     Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for or contemplated by this Agreement, including, but not limited to, the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors, and, other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Shareholder Approval”), no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.
     Section 3.5 Board Approvals. As of the date hereof, the Company Board of Directors, at a meeting duly called and held, has unanimously determined that the transactions contemplated by this Agreement are in the best interests of the Company and its shareholders and resolved to recommend that the shareholders of the Company adopt this Agreement (collectively, the “Company Board Recommendation”), and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified as of the date hereof.

     Section 3.6 Required Vote. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.
     Section 3.7 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, the Bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a “Governmental Entity”), except for (A) compliance with any applicable requirements of the Exchange Act or of the New York Stock Exchange, (B) any filings as may be required under the PBCL in connection with the Merger, (C) the filing with the SEC and the New York Stock Exchange of the Proxy Statement and (D) any filings in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or under the antitrust or competition Laws of applicable European Union or other foreign jurisdictions, (iii) except as set forth in Section 3.7 of the Company Disclosure Schedule, result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iv) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) have been obtained and all filings and obligations in subsection (ii) have been made or complied with, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such conflicts, violations, breaches, losses, defaults or Encumbrances would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.8 Company SEC Documents and Financial Statements.
          (a) Since August 1, 2003, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements, exhibits, and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement, each Company SEC Document fully complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder applicable to such Company SEC Document. As of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement, each Company SEC Document filed pursuant to the Exchange

Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to the Exchange Act. All of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income and shareholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Company included in the Company SEC Documents (collectively, the “Financial Statements”) (i) comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.
          (b) The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since August 1, 2003 through the date of this Agreement with respect to any of the Company SEC Documents and all correspondence since August 1, 2003 through the date of this Agreement from or with the SEC or the Department of Justice relating to accounting, sales and other business practices of the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents.
          (c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the New York Stock Exchange.
          (d) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Company Board of Directors and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on the most recent evaluation by the Company of its internal control over financial reporting, to the Company’s knowledge and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, the Company had no (A) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.
          (e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure as required under the Exchange Act.
          (f) To the knowledge of the Company, as of the date of this Agreement, except as described in the Company SEC Documents or in Section 3.8(f) of the Company Disclosure Schedule, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Except as set forth in Company compliance reports made available to Parent or in Section 3.8(f) of the Company Disclosure Schedule, since August 1, 2003 through the date of this Agreement, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Board or any committee thereof.
     Section 3.9 Absence of Certain Changes. Except as specifically permitted or required by this Agreement, since July 31, 2006, (a) each of the Company and each Company Subsidiary has conducted its respective business only in the ordinary course of business consistent with past practice, (b) neither the Company nor any Company Subsidiary has suffered any Company Material Adverse Change and (c) except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 5.1.
     Section 3.10 No Undisclosed Liabilities. Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof or in Section 3.10 of the Company Disclosure Schedule and (b) for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since July 31, 2006 or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the

Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP.
     Section 3.11 Litigation; Orders. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, charge, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No judgment, decree, injunction, rule or order of any Governmental Entity is outstanding against the Company or any Company Subsidiary or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.12 Employee Benefit Plans; ERISA.
          (a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in Section 3.12(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exists no employment, consulting, retention, change in control, severance or termination agreement, arrangement or understanding between the Company or any of the Company Subsidiaries and any individual current or former employee, officer or director of the Company or any of the Company Subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $1,000,000.
          (b) Section 3.12(b) of the Company Disclosure Schedule contains a correct and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and (iii) all severance, retention, change in control, employment, stock purchase and stock option plans, agreements or arrangements, and (iv) all other material benefit plans, agreements or arrangements, including but not limited to, any bonus, deferred compensation, consulting, pension, profit-sharing, retirement, insurance, incentive or equity compensation or other fringe benefit plan, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or any of the Company Subsidiaries or any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”), for the benefit of any current or former employees, officers, consultants or directors of the Company or any of the Company Subsidiaries (including individuals who perform or performed services outside of the United States, or with respect to which the Company or any of the Company Subsidiaries could reasonably have any liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Parent and Merger Sub correct and complete copies of the three most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable.

          (c) Each Benefit Plan is and has at all times been operated and administered in accordance with its terms and in compliance in all material respects with applicable Law, including but not limited to ERISA and the Code. Each Benefit Plan has been administered in good faith compliance with Section 409A of the Code to the extent applicable.
          (d) Each Pension Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a currently effective determination letter from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation under section 401(a) and 501(a) of the Code, and, to the knowledge of the Company, no condition exists that would be expected to materially adversely affect such qualification.
          (e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company or any of the Company Subsidiaries has, during the past six years, ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all contributions due have been timely made.
          (f) None of the Company or any of the Company Subsidiaries has incurred any liability or taken any action, and neither the Company nor any Company Subsidiary has any knowledge of any action or event, that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) under Title IV of ERISA, including on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, (iii) on account of unpaid contributions to any Multiemployer Pension Plan, (iv) on account of the reorganization of any Multiemployer Pension Plan or increased contributions to avoid a reduction in benefits or an excise tax or (v) by reason of Section 4069, 4204 or 4212 of ERISA. With respect to each of the Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such plan, as determined by the Company Plan’s actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such projected benefit obligations. With respect to Benefit Plans that are Multiemployer Pension Plans and are subject to Title IV of ERISA, to the best of the Company’s knowledge, the aggregate withdrawal liability of the Company and any of its Subsidiaries and ERISA Affiliates, computed as if a complete withdrawal by the foregoing had occurred under all such Benefit Plans on the date hereof, would not exceed $100,000.
          (g) None of the Company, any of the Company Subsidiaries or any ERISA Affiliate has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that, in either case, reasonably could be expected to subject the Company or any of the Company Subsidiaries to any material tax or penalty.
          (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit, audit, investigation or claim pending, or to the Company’s knowledge, threatened or anticipated, other than routine claims for benefits.
          (i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has any obligation to provide any health benefits or other non-pension benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).
          (j) Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company or any of the Company Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required under Section 411(d)(3) of the Code.
          (k) To the knowledge of the Company, except as set forth in Section 3.12(k) of the Company Disclosure Schedule, no Benefit Plan is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 404, 162(m) or Section 280G of the Code.
          (l) To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.
          (m) Except as set forth in Section 3.12(m) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any contributions to any Benefit Plan in the form of Shares.

          (n) The foregoing representations contained in Sections 3.12(b) through 3.12(m) are accurate with respect to Benefit Plans covering individuals located outside the United States (the “International Benefit Plans”), to the extent applicable. Each International Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such plan. Except as set forth in Section 3.12(n) of the Company Disclosure Schedule, no International Benefit Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or is not fully accrued. Except as required by law or in relation to benefits previously vested, earned or accrued, no condition exists that would prevent the Company or Parent from terminating or amending any International Benefit Plan at any time for any reason.
     Section 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:
          (a) (i) the Company and each of the Company Subsidiaries has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed by it on or before the Closing Date, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, correct and complete in all respects; (ii) the Company and each of the Company Subsidiaries has paid (or the Company has paid on the Company Subsidiaries’ behalf) or will pay all Taxes shown as due on such returns and all other Taxes due and payable prior to the Closing Date (whether or not shown as due on any Tax Return) except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s Financial Statements in accordance with GAAP; (iii) the Financial Statements reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements; and (iv) neither the Company nor any Company Subsidiary has incurred any liability for Taxes subsequent to the date of such most recent Financial Statements other than in the ordinary course of such Company’s or Company Subsidiary’s business.
          (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) no Tax Return of the Company or any of the Company Subsidiaries is under audit or examination by any taxing authority, no notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of the Company Subsidiaries, and no deficiencies for Taxes have been claimed, proposed, assessed or threatened against the Company or any Company Subsidiary by any taxing authority; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s Financial Statements in accordance with GAAP; (iii) there are no liens for Taxes upon the assets of the Company or any Company Subsidiary except liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any Company Subsidiary are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted; (v) none of the Company or the Company Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (vi) no claim has been made against the

Company or any Company Subsidiary by any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or Company Subsidiary is or may be subject to taxation in that jurisdiction, and the Company is not aware of any Tax Return filing requirement that is not being complied with; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any Company Subsidiaries with respect to Taxes.
          (c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, there is no contract or arrangement, plan or agreement by or with the Company or any Company Subsidiary covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or a Company Subsidiary that would not be deductible by the Company or such Company Subsidiary by reason of Section 280G or Section 162(m) of the Code.
          (d) Each of the Company and the Company Subsidiaries has made available to Parent and Merger Sub true, correct and complete copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or the Company Subsidiaries that have been filed by any of the Company or the Company Subsidiaries for the taxable years ending July 31, 2002, 2003, 2004 and 2005.
          (e) The consolidated federal income Tax Returns of the Company and the Company Subsidiaries have been examined, and the statute of limitations closed, with respect to all taxable years through and including July 31, 2000. The Commonwealth of Pennsylvania income Tax Returns of the Company have been settled with respect to all taxable years through and including July 31, 2003.
          (f) None of the Company or the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and the Company Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or the Company Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.
          (g) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.
          (h) Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.
          (i) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not

be) such a United States real property holding corporation during the five year period ending on the Closing Date.
          (j) There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements that would reasonably be expected to affect liabilities for Taxes for the current Tax period or for any period after the Effective Time, unless any such ruling, change in accounting method or closing agreement had a similar effect on Tax liabilities for any prior Tax period.
          (k) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of: (i) any intercompany transactions or excess loss account described in Treasury regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) that occurred or existed on or prior to the Effective Time; (ii) any installment sale or open transaction disposition made on or prior to the date hereof; (iii) any prepaid amount received on or prior to the Effective Time or (iv) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.
     Section 3.14 Material Contracts.
          (a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is, nor, to the Company’s knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party, except for such defaults which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, could constitute such a default other than such events which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms.
          (b) Except as otherwise set forth as an exhibit to a Company SEC Document filed prior to the date of this Agreement, Section 3.14(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of (i) since January 1, 2003, all agreements, contracts or letters of intent regarding the acquisition of a material person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement, contract or letter of intent that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Company or any Company Subsidiary is a party, (ii) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of the Company or any Company Subsidiary, (iii) all material joint venture or other similar material agreements to which the Company or any Company Subsidiary is a party, (iv) all material lease agreements to which the Company or any Company Subsidiary is a party other than leases with respect to the Leased Real Property, (v) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $10,000,000 which are not cancelable by the

Company on thirty (30) days’ or less notice without premium or penalty, (vi) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights) that have not been fulfilled, (vii) all contracts or agreements purporting to restrict or prohibit the Company or any Company Subsidiary from engaging or competing in any business or engaging or competing in any business in any geographic area, (viii) all labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Company or any Company Subsidiary is a party to or otherwise bound by with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees and (ix) each customer or supply agreement or contract to which the Company or any Company Subsidiary is a party with any Governmental Entity (whether the Company or any Company Subsidiary is a prime contractor or subcontractor under the contract) under which the Company or any Company Subsidiary would receive or pay more than $5,000,000 and any pending bid or proposal under any proposed prime contract or subcontract not relating to existing products under which the Company or any Company Subsidiary would receive or pay more than $5,000,000 and pursuant to which the Company would have a binding obligation to perform if such pending bid or proposal was accepted. All of the items set forth in clauses (i) through (ix) above together with (v) each “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K promulgated by the SEC) set forth as an exhibit to a Company SEC Document filed prior to the date of this Agreement, (w) each exclusive sales representative or exclusive distribution contract to which the Company or any Company Subsidiary is a party, (x) Material Licenses, (y) material guarantees of any obligations (other than a guarantee by the Company of a Company Subsidiary’s debts or a guarantee by a Company Subsidiary of the Company’s debts or another Company Subsidiary’s debts) and (z) each Real Property Lease (as defined herein) are collectively referred to as the “Material Contracts”) and is each a “Material Contract.” The Company has made available to Parent a correct and complete copy of each agreement listed in Section 3.14(b) of the Company Disclosure Schedule.
          (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, no Material Contract terminates or provides for acceleration of payments or any other rights as a result of the transactions contemplated hereby or requires any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contract which, if terminated, would not reasonably be expected to have a Company Material Adverse Effect.
          (d) Section 3.14(d) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of the Company or any Company Subsidiary with any executive officer or director of the Company or any other Company Subsidiary. Except as set forth in Section 3.14(d) of the Company Disclosure Schedule or as disclosed in a Company SEC Document filed prior to the date of this Agreement, no officer or director of the Company, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of the Company Subsidiaries which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.
     Section 3.15 Real and Personal Property.

          (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of all Encumbrances other than Permitted Encumbrances. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases (as defined below) to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”). Neither the Company nor any Company Subsidiary is obligated under, or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Real Property or any portion thereof.
          (c) Section 3.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”). Each material agreement under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that has not been terminated or expired as of the date hereof is a valid and binding obligation of the Company or a Company Subsidiary and is in full force and effect. There is no default under any Real Property Lease either by the Company or the Company Subsidiaries party thereto or, to the Company’s knowledge, by any other party thereto, and to the Company’s knowledge, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Company Subsidiary thereunder, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.16 Intellectual Property.
          (a) Section 3.16 of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all:
          (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any Company Subsidiary;
          (ii) trade names and trademarks, service marks and copyrights owned or used by the Company or any Company Subsidiary; and
          (iii) material licenses of Intellectual Property to which the Company or any of the Company Subsidiaries is a party (the “Material Licenses”).
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (i) the Company and the Company Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted and as presently contemplated to be conducted;
          (ii) (x) the Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting, and in full force and effect, (y) record ownership of the Intellectual Property owned by the Company or any Company Subsidiary is up to date and (z) registrations and applications for Intellectual Property owned by the Company or any Company Subsidiary and for which registration or applications have been obtained or made have been duly maintained, are subsisting, in full force and effect, and have not been cancelled, expired, or abandoned;
          (iii) the Company and each Company Subsidiary has taken reasonable steps to preserve the confidentiality of its trade secrets, its confidential, proprietary manufacturing processes, formulas, recipes and other confidential, proprietary information;
          (iv) to the knowledge of the Company, the use of Intellectual Property by the Company and the Company Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, the license fees that are currently due have been paid in full and its use is in accordance with the applicable license pursuant to which the Company acquired the right to use such Intellectual Property;
          (v) to the knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company in the Intellectual Property;
          (vi) neither the Company nor any of the Company Subsidiaries has received notice of any pending, or, to the knowledge of the Company, threatened claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of the Company’s and the Company Subsidiaries’ business as it is currently conducted and as presently contemplated to be conducted; and
          (vii) to the knowledge of the Company, no Intellectual Property is being used or enforced by the Company or the Company Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of the Company’s and the Company Subsidiaries’ business as it is currently conducted.
     Section 3.17 Labor Matters.
          (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, as of the date of this Agreement (i) there is no labor strike, dispute, slowdown,

stoppage or lockout pending, or to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, nor has there been any such action or event during the three years prior to the date of this Agreement, (ii) neither the Company nor any of the Company Subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining or similar agreement with any labor union, labor organization, trade union, works council or similar organization or employee association, or work rules or practices agreed to with any labor union, labor organization, trade union, works council or similar organization or employee association, in each case applicable to employees of the Company or any of the Company Subsidiaries and (iii) none of the employees of the Company or any of the Company Subsidiaries is represented by any labor union, labor organization, trade union, works council or similar organization or employee association with respect to their employment with the Company or any of the Company Subsidiaries and, to the knowledge of the Company, there are not any union organizing activities, either by or on behalf of any employee or union or similar labor organization or association with respect to employees of the Company or the Company Subsidiaries.
          (b) To the knowledge of the Company, no executive officer or other key employee of the Company or any Company Subsidiary is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present and proposed business activities of the Company and the Company Subsidiaries, except agreements between the Company or a Company Subsidiary and its present and former officers or employees.
          (c) No employee of the Company or any of the Company Subsidiaries has, as a result of any action or inaction on the part of the Company or the Company Subsidiaries, experienced an employment loss, as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local law, requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.
     Section 3.18 Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.18 of the Company Disclosure Schedule, (a) the Company and the Company Subsidiaries have complied in a timely manner with all Laws which affect the business, properties or assets of the Company or the Company Subsidiaries, (b) no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, (c) the Company and the Company Subsidiaries possess all licenses, permits and approvals required under such Laws and such licenses, permits and approvals are in full force and effect and (d) there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding the suspension, revocation or cancellation of any such licenses, permits and approvals. Notwithstanding the foregoing, no representation or warranty in this Section 3.18 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.21.

     Section 3.19 Condition of Assets. The material property, plant and equipment of the Company and the Company Subsidiaries has been maintained in all material respects in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.
     Section 3.20 Customers and Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the 10 largest suppliers to and customers of the Company for the fiscal year ended July 31, 2006 (determined on the basis of the total dollar amount of purchases or sales, as the case may be). Since August 1, 2006 through the date of this Agreement, there has been no termination or cancellation of the business relationship of the Company or any Company Subsidiary with any such customer or supplier nor, to the knowledge of the Company, has any such customer or supplier indicated an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary.
     Section 3.21 Environmental Matters.
          (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and except as disclosed in Section 3.21(a) of the Company Disclosure Schedule:
          (i) the Company and each Company Subsidiary has been and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;
          (ii) there is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company, any Company Subsidiary or, to the knowledge of the Company, any Person whose liability for Environmental Claims the Company or any Company Subsidiary has assumed or retained by contract or operation of law;
          (iii) with respect to the Owned Real Property and, to the knowledge of the Company, the Leased Real Property, there have been no spills, discharges, releases or threatened releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances on or underneath any of such real property that requires or is likely to require Cleanup under applicable Environmental Laws;
          (iv) with respect to real property that was formerly owned, leased or operated by the Company or any Company Subsidiary or any of their predecessors in interest, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances on or underneath any of such real property during or, to the knowledge of the Company, prior to the Company’s or any Company Subsidiary’s ownership or operation of such real property that requires or is likely to require Cleanup under applicable Environmental Laws; and
          (v) neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of Hazardous Substances at any location that is: (x) listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (y) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (z) to the knowledge of the Company, currently undergoing Cleanup actions.
          (b) Except as disclosed in Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any written agreement or incurred any legal or monetary obligation that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.
          (c) The following terms shall have the following meanings for the purposes of this Agreement:
          (i) “Cleanup” means all actions required by Environmental Laws to: (1) remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.
          (ii) “Environmental Laws” means all federal, state, local and foreign Laws (including common law) relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and such Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

          (iii) “Environmental Claim” shall mean any claim, action, cause of action, administrative proceeding, investigation or notice in writing by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of a Hazardous Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          (iv) “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.
     Section 3.22 Insurance. Section 3.22 of the Company Disclosure Schedule (i) lists all material insurance policies maintained by or on behalf of the Company and the Company Subsidiaries as of the date hereof and (ii) includes a summary description of any self-insurance arrangements in effect as of the date hereof with respect to the Company and the Company Subsidiaries. The Company has heretofore made available to Parent summaries of all such insurance policies. The Company and the Company Subsidiaries have policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. All such policies are in full force and effect and will not terminate by virtue of the transactions contemplated hereby, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, as of the date of this Agreement, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor to the knowledge of the Company is the termination of any such policies or arrangements threatened in writing, (b) to the knowledge of the Company, there is no material claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements and (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect.
     Section 3.23 Certain Business Practices. Neither the Company nor any Company Subsidiary, and to the knowledge of the Company no director, officer, agent or employee of the

Company or any Company Subsidiary, has made any unlawful payment to foreign or domestic government officials or employees or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or the Company Subsidiaries.
     Section 3.24 Proxy Statement; Information Provided. The Proxy Statement will not, at the time that the Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company and at the time of the Company Shareholder Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Proxy Statement, if any, based on information furnished in writing by Parent or Merger Sub for inclusion therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.
     Section 3.25 Opinion of Financial Advisor. The Company has received the written opinion of UBS Securities LLC (the “Company Financial Advisor”) to the effect that as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the Company’s shareholders, and a copy of such opinion will, promptly following the date hereof, be delivered to Parent and Merger Sub solely for informational purposes after receipt thereof by the Company.
     Section 3.26 Brokers. No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Company Subsidiary. The Company has heretofore disclosed to Parent the aggregate amount of fees and expenses payable to the Company Financial Advisor by the Company as a result of the transactions contemplated by this Agreement.
     Section 3.27 State Takeover Statutes. The Company Board of Directors has approved the Merger, this Agreement and the transactions contemplated hereby within the meaning of Sections 2538(b)(1) and 2555(1) of the PBCL, and Section 2538(a) of the PBCL is inapplicable to this Agreement and the Merger. Except for the applicable provisions of the PBCL, no other “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated hereby based upon the Company’s operations. As a result of the foregoing actions, the only additional corporate action required to authorize the Merger and the other transactions contemplated hereby on behalf of the Company is the Company Shareholder Approval.
     Section 3.28 Rights Agreement. The Company has taken, or as soon as practicable after the date hereof (but in no event later than three Business Days after the date hereof) shall take, all actions necessary to make the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby. The Company’s Board of Directors has taken, or as soon as practicable after the date hereof (but in no event later than three Business Days after the date hereof) shall take, all actions necessary or appropriate to amend the Rights Agreement so that neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will (a) cause the Rights to become exercisable, (b) cause Parent or any of its Affiliates or Associates (as each such term is defined in the Rights Agreement) to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Shares Acquisition Date or a Distribution Date (as each such term is defined in the Rights Agreement). After giving effect to the amendment in the preceding sentence, the Rights will expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has delivered to Parent a true and complete copy of such amendment.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
     Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation and has all full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.
     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the boards of directors of each of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate authority or approval on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.
     Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Articles of Incorporation or Bylaws of Merger Sub, (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of any material Contract to which Parent is a party (c) require any material filing by Parent or Merger Sub with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filings as may be required under the PBCL in connection with the Merger, (iii) the filing with the SEC and the New York Stock Exchange of (A) the Proxy Statement and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws or (v) any filings in connection with the applicable requirements of the HSR Act or under the antitrust or competition Laws of applicable European Union jurisdictions), or (d) conflict with or violate any Law applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”), or prevent or materially delay the consummation of any the transactions contemplated hereby.
     Section 4.4 Information in the Proxy Statement. None of the information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the meeting of shareholders Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
     Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub which will not be for the sole account of Parent and/or any Subsidiary of Parent.
     Section 4.6 Financing. The financing required to consummate the Merger and the transactions contemplated hereby and to pay related fees and expenses is collectively referred to in this Agreement as the “Financing”. Parent has provided the Company with a true and correct copy of the commitment letter from the financial institutions named therein relating to the Financing. At the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all Shares pursuant to the Merger, and to perform their respective obligations under this Agreement. Notwithstanding anything to the contrary set forth herein, Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to or conditioned on the consummation of the Financing, or any alternative financing.
     Section 4.7 No Share Ownership. Neither Parent nor any Subsidiary of Parent directly or indirectly controls or owns, beneficially or of record, any Shares.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as expressly required or permitted by this Agreement, and except as set forth in Section 5.1 of the Company Disclosure Schedule, after the date hereof, and prior to the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the Effective Time (unless Parent shall otherwise consent in writing):
          (a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its reasonable best efforts to preserve its present business organization intact, to keep available the services of its current key officers, employees and consultants, and to maintain good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;
          (b) neither the Company nor any Company Subsidiary shall, (i) directly or indirectly, except with respect to the Company, for the issuance of Shares upon the exercise of the Options outstanding on the date hereof pursuant to the terms of such Options, issue, sell, modify, transfer, dispose of, encumber or pledge any shares of capital stock of the Company or any capital stock or other equity interests of any Company Subsidiary, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than the payment of the Company’s regular quarterly dividend on October 16, 2006 and the declaration and payment of the Company’s next regular quarterly cash dividend in an amount not to exceed $0.005 per Share and at a time consistent with past practice;
          (c) neither the Company nor any Company Subsidiary will (i) other than borrowings under the Company’s revolving credit facilities and the incurrence of trade credit in the ordinary course of business consistent with past practice, incur or assume indebtedness or issue any debt securities; (ii) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances (other than advances of credit in the ordinary course of business consistent with past practice related to the sale or financing of new or used equipment) or capital contributions to, or investments in, any other Person other than to or for the benefit of a Company Subsidiary; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; or (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, other than in the ordinary course of business consistent with past practice;
          (d) except to the extent required in a written contract or agreement in existence on the date hereof and included in a Company SEC Document filed prior to the date hereof or as set forth in Section 5.1(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its officers or directors, or except in the ordinary course of business consistent with past practice, its employees, agents or consultants; (ii) enter into, extend or amend any employment, collective bargaining, severance, consulting, termination or other agreement or employee benefit plan; or (iii) make any loans or advances to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;
          (e) neither the Company nor any Company Subsidiary shall (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) except as may be required pursuant to the terms of a Benefit Plan as in effect as of the date of this Agreement or by applicable Law, and, except in the ordinary course of business consistent with past practice with respect to employees other than executive officers of the Company, adopt or pay, grant, issue or accelerate salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (iii) amend in any material respect any such existing plan, agreement or arrangement (except as required by applicable Law);
          (f) except in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary will, (i) modify, extend, amend or terminate any Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound; (ii) waive, release or assign any material rights or claims under any of such Contracts; or (iii) enter into any Material Contract;
          (g) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it except for such changes required by GAAP or by applicable Law or (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;
          (h) neither the Company nor any Company Subsidiary will pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Financial Statements of the Company for the period ended July 31, 2006 or incurred since July 31, 2006 in the ordinary course of business consistent with past practice;

          (i) neither the Company nor any Company Subsidiary will (i) settle or commence any action, suit, claim, litigation or other proceeding involving an amount in excess of the amount reserved therefor in the Financial Statements or, to the extent not so reserved, in excess of $500,000 individually or, in the aggregate for all actions, suits, claims, litigation or other proceeding, an amount in excess of $5,000,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;
          (j) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than with respect to Company, the Merger);
          (k) neither the Company nor any Company Subsidiary will take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the transactions contemplated by this Agreement in accordance with the terms hereof;
          (l) the Company shall not, and shall not permit any of the Company Subsidiaries to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any officer, director or other affiliate (or any affiliate of any of the foregoing);
          (m) except as may be reasonably required in order to conduct emergency operations, neither the Company nor any Company Subsidiary shall make any capital expenditure which is not in all material respects in accordance with the annual budget for the fiscal year 2007, a true and correct copy of which was previously provided to Parent; and
          (n) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.
     Section 5.2 No Solicitation.
          (a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Person (and its agents and advisors) in possession of confidential information about the Company and the Company Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. Except as provided in Section 5.2(b), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its or any Company Subsidiary’s officers, directors, investment bankers, attorneys or other advisors or representatives (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or knowingly induce, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any

Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any efforts by any Person (other than Parent or any of its affiliates or representatives) that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, or withdraw or modify in any manner adverse to Parent the Company Board Recommendation, recommend, adopt, or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant (other than to Parent or any of its affiliates or representatives) any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) enter into any understanding, letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or document contemplating or otherwise relating to any Acquisition Proposal or (vi) take any action to make the provisions of the Rights Agreement or any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 2538 through 2588, inclusive, of the PBCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s Articles of Incorporation or Bylaws inapplicable to any transactions contemplated by an Acquisition Proposal. The Company shall promptly (and in any event within twenty four hours) notify Parent if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions and include copies of all correspondence and written materials provided to the Company, any Company Subsidiary or any Company Representative that describe the terms and conditions of any proposal or request (and any subsequent changes to such terms and conditions) and summaries of any oral communications addressing such matters. The Company shall ensure that its officers, directors and key employees, and its investment bankers, attorneys and other Representatives are aware of the provisions of this Section 5.2.
          (b) Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s shareholders (and in no event after the adoption of this Agreement by the Company’s shareholders), the Company may, subject to compliance with this Section 5.2, furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality and standstill agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated August 29, 2006, entered into between Parent and the Company (the “Confidentiality Agreement”) (a copy of which shall be provided promptly after its execution to Parent) and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for a transaction as a result of which the Company’s shareholders cease to own at least 80% of the voting securities of the ultimate parent entity resulting from such transaction; and (y) such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or any of its Representatives, submitted a bona fide, fully financed, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, involves a transaction that is more favorable to the Company’s shareholders from a financial point of view than the Merger and otherwise represents a superior transaction to the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental, regulatory and other approval requirements) and which is not conditioned upon obtaining financing (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a “Superior Proposal”). The Company shall promptly, and in any event within twenty-four hours following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of the receipt of the same, which notice shall include the name of the Person making such Superior Proposal and copies of all correspondence and written materials provided to the Company, any Company Subsidiary or any Company Representative that describes any terms and conditions of any Superior Proposal (and any subsequent changes to such terms and conditions) and summaries of any oral communications addressing such matters. The Company shall promptly provide to Parent any material non-public information regarding the Company or any Company Subsidiary provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.
          (c) [Intentionally Left Blank].
          (d) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) make an Adverse Recommendation Change or (ii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s shareholders (and in no event after the adoption of this Agreement by the Company’s shareholders), the Company Board of Directors may (subject to the terms of this and the following sentence) make an Adverse Recommendation Change or enter into an agreement with respect to a Superior Proposal (an “Acquisition Agreement”), (x) in the case of clause (i) above, at any time after the fourth Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has determined in good faith (after receiving the advice of its financial advisor and outside legal counsel) that it is required to make such Adverse Recommendation Change in order to comply with applicable Law, including its fiduciary duties and (y) in the case of clause (ii) above, at any time after the fourth Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal and is otherwise in accordance with the notice requirements set forth in Section 5.2(b); provided, however, that the Company shall not enter into an Acquisition Agreement unless the Company complies with Section 5.2(e). Any such Adverse Recommendation Change or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be applicable to the Merger, this Agreement and the transactions contemplated hereby.
          (e) The Company may terminate this Agreement and enter into an Acquisition Agreement, provided that, prior to any such termination, (i) the Company shall have provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.2(e), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering to Parent a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) within a period of four full Business Days following the delivery of the notice referred to in clause (i) above, Parent shall not have proposed adjustments in the terms and conditions of this Agreement which, after having caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, the Company Board of Directors determines in its good faith judgment (after considering the advice of its financial advisor) to be as favorable to the Company’s shareholders as such Superior Proposal, and (iii) at least four full Business Days after the Company has provided the notice referred to in clause (i) above, the Company shall have delivered to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(e) and (B) a wire transfer of immediately available funds in the amount of the Termination Fee.
               (f) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the Company’s shareholders if, in each case, the Company Board of Directors has determined in good faith (after receiving the advise of its financial advisor and outside legal counsel) that it is required to do so in order to comply with applicable Law, including its fiduciary duties.
ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Company Shareholder Meeting; Proxy Statement. (a) The Company shall in accordance with applicable Law:
               (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s shareholders, for the purpose of considering and taking action upon this Agreement (the “Company Shareholder Meeting”);
               (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to its shareholders at the earliest practicable time following the execution of this Agreement; provided, however; that Parent, Merger Sub and their counsel shall be given the reasonable opportunity to review and comment on such filings and responses before they are filed with the SEC;
               (iii) include in the Proxy Statement (A) the opinion of the Company Financial Advisor referred to in Section 3.25 and (B) the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the adoption of this Agreement, unless, pursuant to Section 5.2(d), the Company Board of Directors (or the applicable committee thereof) has made an Adverse Recommendation Change; and
               (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of Merger Sub, advisable to secure the approval of shareholders required by the PBCL, the Company’s Articles of Incorporation and any other applicable Law to effect the Merger, unless, pursuant to Section 5.2(d), the Company Board of Directors (or the applicable committee thereof) has made an Adverse Recommendation Change.
               (b) Subject to its right to terminate this Agreement in accordance with Section 8.1, the Company shall be required to take the actions specified in Sections 6.1(a)(i), 6.1(a)(ii) and 6.1(a)(iii)(A), and satisfy all its other obligations under this Agreement, whether or not the Company Board of Directors (or the applicable committee thereof) has made an Adverse Recommendation Change after the date hereof.
          Section 6.2 Notification of Certain Matters. The Company shall give prompt written notice to Parent of (i) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any Company Subsidiary or any of their property or assets and (ii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of Company Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract or any Contract entered into after the date of this Agreement that if in effect on the date hereof would be a Material Contract, to which the Company or any Company Subsidiary is a party or is subject. The Company, on the one hand, and Parent, on the other hand, shall give prompt written notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby or (b) any Company Material Adverse Effect or any Parent Material Adverse Effect. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company will furnish to Parent complete and correct copies of all correspondence from and to the SEC and all correspondence relating to accounting, sales and the business practices of the Company or any Company Subsidiary from and to any Governmental Entity. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.
          Section 6.3 Access; Confidentiality. From the date hereof until the Effective Time, subject to the terms of the Confidentiality Agreement, upon reasonable notice to the Company and without unreasonable disruption of the Company’s operations or properties, the

Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Merger Sub, regular access, during normal business hours to all of its officers, employees, agents, properties, books, contracts and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and Merger Sub (a) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request. Parent and Merger Sub will hold any information obtained pursuant to this Section 6.3 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.3 shall affect any representation or warranty made by the parties hereunder.
          Section 6.4 Publicity. Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.
          Section 6.5 Insurance and Indemnification. (a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Benefit Plans (each an “Indemnified Party”) as provided in the Company’s or the applicable Company Subsidiary’s articles of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided or made available to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect for a period of at least six years from the Effective Time. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.
               (b) For six years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement) other than actions or omissions deemed to constitute self-dealing, willful misconduct or recklessness, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred in good faith by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.
               (c) Parent and the Surviving Corporation shall use their respective reasonable best efforts to maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use their respective reasonable best efforts to obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section 6.5(c) in excess of 200% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Notwithstanding the foregoing, if permitted under the existing D&O Insurance, Parent shall cause coverage to be extended under the existing D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.5(c).
               (d) The obligations of Parent and the Surviving Corporation under this Section 6.5 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.5 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5, each of whom may enforce the provisions of this Section 6.5).
               (e) If Parent or the Surviving Corporation or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any Person, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5 if any remain.
          Section 6.6 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof other than the Confidentiality Agreement.
          Section 6.7 Further Action; Standard of Efforts.
               (a) Upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to (i) make promptly (and in any event within five (5) Business Days after execution of this Agreement) its respective filings, and thereafter make any other required submissions, under the

HSR Act and the antitrust or competition Laws of applicable European Union jurisdictions with respect to the transactions contemplated by this Agreement and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, using their respective reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.
               (b) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the Federal Trade Commission or the Department of Justice or any other Governmental Entity, and to cause the waiting periods under the HSR Act and the antitrust or competition Laws of applicable European Union or other jurisdictions to terminate or expire at the earliest possible date after the date of filing. Each of Parent and Merger Sub and the Company will (x) promptly notify the other party of any written communication to that party from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.
          Section 6.8 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the transactions contemplated by this Agreement, then the Company Board of Directors shall take all reasonable actions necessary to render such statutes inapplicable to the foregoing.
          Section 6.9 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any shareholder of the Company relating to the Merger, this Agreement or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, that nothing in this Section 6.9 shall prevent the Company and its directors, as the case may be, from being represented in any such litigation by counsel of its or his choice.
          Section 6.10 Company Notes.

               (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, at the sole election of Parent, either Parent or the Company shall commence promptly, but in any event no later than the fifth Business Day, following the date that the Proxy Statement is first mailed to the Company’s shareholders as contemplated by Section 6.1(a) hereof or on any other date determined by Parent and consented to by the Company (which consent shall not be unreasonably withheld or delayed), offers to purchase, and related consent solicitations to eliminate or modify certain covenants and provisions in the applicable Indenture (as defined below) relating to, all of the outstanding aggregate principal amount of the Company’s 8-3/8% Senior Subordinated Notes due 2012 (the “2012 Notes”) and 8-1/4% Senior Notes Due 2008 (the “2008 Notes”, and together with the 2012 Notes, the “Notes”) on the terms and conditions set forth in one or more offers to purchase, letters of transmittal and other related documents (collectively, the “Debt Offer Documents”), each in form and substance determined by Parent and reasonably satisfactory to the Company (the “Debt Offers”). The parties agree that, and the Debt Offer Documents shall reflect that, consummation of the Debt Offers shall be conditioned on (i) receipt of valid and unrevoked consents from holders of a majority in aggregate principal amount of each series of outstanding Notes (the “Consent Condition”), (ii) the execution and delivery of the supplemental indentures referred to in Section 6.10(b) by the applicable trustee, (iii) the consummation of the Merger and (iv) the satisfaction of other customary conditions to be set forth in the Debt Offer Documents. The Company (i) shall waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated) and make any change to the terms and conditions (other than that the Merger shall have been consummated) of the Debt Offers as may be reasonably requested by Parent and (ii) shall not, without the prior written consent of Parent, waive any condition to the Debt Offers or make any changes to the terms and conditions of the Debt Offers. Notwithstanding the immediately preceding sentence, and subject to the terms and conditions set forth in the Debt Offer Documents, the Company shall not be required to amend the terms and conditions of the Debt Offers pursuant to instructions from Parent if such amendment would decrease the price per applicable Note payable in the Debt Offers or increase the Consent Condition. Parent shall provide draft Debt Offer Documents to the Company promptly, but in any event no later than five Business Days, after the date the preliminary proxy statement contemplated by Section 6.1(a)(ii) is first filed with the SEC.
               (b) The Company covenants and agrees that, promptly following the consent payment deadline described in the Debt Offer Documents, assuming the requisite consents are received, it shall and shall cause the Company Subsidiaries (as applicable) and shall use reasonable commercial efforts to cause the applicable trustee to execute (i) a supplemental indenture to the Indenture, dated as of May 5, 2003 (the “2003 Indenture”), among the Company, the Note Guarantors party thereto and The Bank Of New York, as trustee, relating to the 2008 Notes, and (ii) a supplemental indenture to the Indenture, dated as of June 17, 2002 (together with the 2003 Indenture, the “Indentures”), among the Company, the Note Guarantors party thereto and The Bank of New York, as trustee, relating to the 2012 Notes, which supplemental indentures shall implement the proposed amendments set forth in the Debt Offer Documents and shall become operative substantially concurrently with, but prior to, the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Subject to satisfaction or waiver of the conditions to the Debt Offers set forth in the Debt Offer Documents (including, without limitation, the Consent Condition), substantially concurrently with, but not until after, the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and, as promptly as practicable thereafter, Parent shall provide the Company with all funds necessary to pay for the Notes that have been properly tendered and not withdrawn pursuant to the Debt Offers and in accordance with the Debt Offer Documents.
               (c) All mailings to the holders of the Notes in connection with the Debt Offers shall be provided by Parent, subject to prior review and comment by the Company, and no Debt Offer Document shall be mailed or otherwise distributed to holders of the Notes without the written consent of Parent, such consent not to be unreasonably withheld or delayed. The Company agrees to fully cooperate and provide all information reasonably requested by Parent for inclusion in the Debt Offer Documents. If at any time prior to the completion of the Debt Offers any information in or concerning the Debt Offer Documents is discovered by the Company or Parent, which information should be included in an amendment or supplement to the Debt Offer Documents to prevent the Debt Offer Documents from containing any untrue statement of a material fact or from omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Notes.
               (d) The parties agree that customary tender offer premiums shall be offered in connection with the Debt Offers. In addition, whether or not the Debt Offers are completed, Parent agrees to be responsible for fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers, each of whom shall be selected by Parent (with the consent of the Company not to be unreasonably withheld or delayed), pursuant to customary arrangements and agreements between the Company and such agents, each in form and substance reasonably satisfactory to Parent and the Company.
               (e) Notwithstanding anything to the contrary in this Section 6.10, the Company shall comply, and shall cause the Company Subsidiaries to comply, with the requirements of Rule 14e-1 under the Exchange Act, and the rules and regulations promulgated thereunder, and any other Law to the extent such Law is applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 6.10, the Company shall comply with such applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance. Notwithstanding anything to the contrary set forth herein, Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to or conditioned on the consummation of the Debt Offers or the satisfaction of the conditions thereof (including the Consent Condition).
          Section 6.11 Financial Information and Cooperation. During the period prior to the Effective Time, the Company shall provide to Parent consolidated and consolidating monthly financial statements and the complete monthly internal financial reporting package no later than twenty (20) calendar days following the end of each fiscal month. Further, the Company shall provide, and shall cause the Company Subsidiaries and representatives of the Company to provide, all reasonable cooperation in connection with the arrangement and consummation of the Financing, including (a) promptly providing, subject always to the terms of the Confidentiality Agreement, to Parent’s or Merger Sub’s financing sources all material financial information in their possession with respect to the Company and the transactions contemplated by this

Agreement reasonably requested by Parent, including information prepared by the Company relating to the Company and the transactions contemplated by this Agreement, (b) causing the Company’s senior officers and other Company representatives to be reasonably available to Parent’s or Merger Sub’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including presentations to rating agencies, and (c) reasonably assisting, and using its reasonable best efforts to cause the Company representatives to reasonably assist Parent’s or Merger Sub’s financing sources in preparing and delivering appropriate marketing and closing materials, in each case to be used in connection with the Financing.
          Section 6.12 Employee Benefit Matters.
               (a) Parent agrees that, subject to Section 6.12(b), during the period commencing at the Effective Time and ending on the first anniversary thereof or, if sooner, upon the applicable Company Employee’s termination of employment, each employee of the Company or any Company Subsidiary immediately before the Effective Time who remains an employee of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Company Employees”) will be provided with employee benefits in the aggregate comparable to, at Parent’s election, either (i) those benefits provided to similarly situated employees of Parent or any of its Subsidiaries as of the Effective Time or (ii) those benefits provided by the Company and any Company Subsidiary to Company Employees under the Benefit Plans listed in Section 3.12(b) of the Company Disclosure Schedule as in effect immediately before the Effective Time (excluding tax-qualified defined pension benefit plans, plans providing for retiree medical benefits, incentive pay plans, plans that provide equity-based compensation, severance plans, deferred compensation type plans and plans that provide for payments or benefits upon a change in control). Notwithstanding the foregoing, (i) Company Employees covered by a collective bargaining agreement shall not be subject to the provisions of this Section 6.12(a) and Section 6.12(c) but shall be subject to the applicable collective bargaining agreement (or the results of any collective bargaining negotiations related thereto), and (ii) Parent agrees to take all actions necessary or appropriate to ensure that the provisions of this Agreement or any transactions contemplated hereby would not be deemed to be a “termination of employment,” within the meaning of, and for purposes of, Sections 2581 and 2582 of the PBCL.
               (b) Neither this Section 6.12 nor any other provision of this Agreement shall (i) limit the ability or right of Parent, any of its Subsidiaries, the Company or any of the Company Subsidiaries to terminate the employment of any of their respective employees on or after the Effective Time or obligate any of the foregoing to retain any employee or group of employees of the Company or its Subsidiaries (subject, in each case, to the requirements of applicable Law or any rights of any such employees pursuant to any applicable Benefit Plan listed in Section 6.12(b) of the Company Disclosure Schedule) or (ii) limit the ability or right of Parent, the Company, the Surviving Corporation or any of their Subsidiaries on or after the Effective Time to modify, amend, suspend or terminate any employee benefit plan, program or arrangement, including, without limitation, any Benefit Plan that they may maintain or establish or to establish any such plan, program or arrangement, in each case subject to the applicable terms of such plan, program or arrangement. Except as required by Law, the Company shall not, during the period prior to the Effective Time, make any written or other formal communication to its employees relating to employee compensation or benefits following consummation of the Merger or, following the date of this Agreement, (other than in accordance with the requirements of Section 5.1), without the prior approval of Parent, which approval shall not be unreasonably withheld.
               (c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate (each, a “Parent Benefit Plan”), Parent shall, or shall cause its Subsidiaries to, cause each such Parent Benefit Plan to treat the prior service with the Company and its Subsidiaries of each Company Employee to the same extent such service is recognized under comparable Benefit Plans immediately prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not for any other purpose including, without limitation, for purposes of benefit accrual or determination of level of benefits); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other comparable plan for which deductibles or co-payments are required, but solely for purposes of the plan year that includes the Closing. Parent shall also cause each Parent Benefit Plan to waive any preexisting condition or waiting period limitation to the extent such condition or limitation was waived or satisfied, as the case may be, under the terms of any comparable Benefit Plan immediately prior to the Closing. Parent shall recognize any accrued but unused vacation time of the Company Employees as of the Closing Date in accordance with the terms of any applicable Company policies as set forth in a Benefit Plan listed in Section 3.12(b) of the Company Disclosure Schedule and Parent shall cause the Surviving Corporation and the other Parent Subsidiaries to provide such vacation time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.
ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:
               (a) The Merger and this Agreement shall have been adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Articles of Incorporation and the Bylaws of the Company, and the PBCL; and
               (b) No Law shall prohibit consummation of the Merger.
          Section 7.2 Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:
               (a) There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, to the Merger or the Agreement which (i) restrains or prohibits Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company’s and the Company Subsidiaries’ businesses or assets, or compels Parent or Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (ii) restrains or prohibits the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement or (iii) imposes limitations on the ability of Merger Sub or Parent to acquire or hold, or exercise full rights of ownership of the Shares.
               (b) The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except (other than with respect to the representations and warranties contained in Sections 3.3 through 3.6 inclusive, which shall be true and correct in all material respects) where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (c) The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Agreement on or before the Effective Time.
               (d) Any applicable waiting periods under the HSR Act and the antitrust or competition Laws of applicable European Union jurisdictions relating to the Merger shall have expired or been terminated and all material consents, approvals and authorizations required to be obtained or notices required to be given prior to the consummation of the Merger by the parties hereto from Governmental Entities to consummate the Merger, shall have been made, given or obtained, as the case may be.
               (e) The Company shall have delivered an officers’ certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Sections 7.2(b) and (c) above have been satisfied.
          Section 7.3 Additional Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions:
               (a) The representations and warranties of Parent set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except (other than the representations and warranties contained in Section 4.2, which shall be true and correct in all respects) where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Parent Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
               (b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them on or before the Effective Time.
               (c) Any applicable waiting periods under the HSR Act and the antitrust or competition Laws of applicable European Union jurisdictions relating to the Merger shall have expired or been terminated and all material consents, approvals and authorizations required to be obtained or notices required to be given prior to the consummation of the Merger by the parties hereto from Governmental Entities to consummate the Merger, shall have been made, given or obtained, as the case may be.
               (d) Parent and Merger Sub shall have delivered an officers’ certificate, duly executed by Parent’s Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time:
               (a) By mutual written agreement of Parent and the Company;
               (b) By either Parent or the Company, if:
                    (i) the Merger has not been consummated on or before February 28, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of, or failure to fulfill, any provision of this Agreement is the cause of or results in the failure of the Merger to be consummated by such time;
                    (ii) there shall be any Law that (A) makes the consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used the efforts required hereunder to resist, lift or resolve such legal restraint or prohibition; or

                    (iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;
               (c) By Parent, if:
                    (i) (A) an Adverse Recommendation Change shall have occurred or (B) the Company Board of Directors shall have failed to publicly confirm the Company Board Recommendation within five Business Days of a written request by Parent that it do so following an Acquisition Proposal (provided that if the Company has received a Superior Proposal and is complying with Sections 5.2(b) and (e), the Company Board of Directors shall have five business days following Parent’s last response (or the expiration of the period to respond) pursuant to Section 5.2(e) to so confirm the Company Board Recommendation);
                    (ii) the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would cause a condition set forth in Section 7.2(b) or (c) not to be satisfied and (B) cannot be or has not been cured, in all material respects, within 20 days after the giving of written notice to the Company; or
                    (iii) the Company shall have breached its obligations under Section 5.2 in any material respect;
               (d) By the Company:
                    (i) pursuant to and in compliance with Section 5.2(e); or
                    (ii) if Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would cause a condition set forth in Section 7.3(a) or (b) not to be satisfied and (B) cannot be or has not been cured, in all material respects, within 20 days after the giving of written notice to Parent and Merger Sub.
     Section 8.2 Notice of Termination; Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for Sections 9.3, 9.5, 9.6, 9.7, 9.8, and 9.12 which shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in the last two sentences of Section 6.3 and in Section 8.2, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.
               (b) If:
                    (i) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i);

                    (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i);
                    (iii) (A) this Agreement is terminated pursuant to Section 8.1(b)(i) or 8.1(c)(ii), (B) prior to termination of this Agreement pursuant to Section 8.1(b)(i) or 8.1(c)(ii), a Person made an Acquisition Proposal or expressed any interest publicly (or such interest becomes publicly known) or to the Company with respect to the making of an Acquisition Proposal and (C) within twelve months after any such termination either (1) the Company enters into a definitive agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (provided, that, for purposes of this Section 8.2(b)(iii), such references to 15% in the definition of “Acquisition Proposal” shall be replaced with a reference to 35%); or
                    (iv) (A) this Agreement is terminated pursuant to Section 8.1(b)(iii), (B) prior to such termination a Person made an Acquisition Proposal or expressed any interest publicly (or such interest becomes publicly known) with respect to the making of an Acquisition Proposal and (C) within twelve months after any such termination either (1) the Company enters into a definitive agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (provided, that, for purposes of this Section 8.2(b)(iv), such reference to 15% in the definition of “Acquisition Proposal” shall be replaced with a reference to 35%);
then the Company shall pay to Parent a termination fee of $100,000,000 (the “Termination Fee”) (A) within one business day after the conditions set forth in Section 8.2(b)(iii) or Section 8.2(b)(iv) are met, (B) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i) and (C) within two Business Days after such termination in all other cases. The Termination Fee shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.
               (c) The Company acknowledges that the provisions contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these provisions, Parent and Merger Sub would not enter into this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendment and Modification. Subject to applicable Law and as otherwise provided herein, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but, after the approval of this Agreement by the shareholders, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.
     Section 9.3 Expenses. Except as set forth in Section 6.10(d) and Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
     Section 9.4 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.
          “Acquisition Proposal” means any bona fide proposal made by any Person (other than Parent, Merger Sub or any affiliate or agent thereof) relating to any direct or indirect acquisition or purchase of at least a 15% portion of the consolidated assets of the Company and the Company Subsidiaries or of over 15% of any class of equity securities of the Company or any Company Subsidiary, (ii) any tender offer or exchange offer involving any class of equity securities of the Company or any Company Subsidiary that, if consummated, would result in any Person (other than Parent, Merger Sub or any affiliate thereof) beneficially owning over 15% of any class of equity securities of the Company or any Company Subsidiary, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary or (iv) any other transaction similar to any of the foregoing with respect to the Company or any Company Subsidiary, in each case other than any transactions to be effected pursuant to this Agreement.
          “Business Day” shall mean a day other than Saturday or Sunday and on which commercial banks are open for business in New York, New York.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Intellectual Property” means all of the following which are used to conduct the business of the Company or any Company Subsidiary as presently conducted: (i) all copyrights, including without limitation all registrations and applications therefor; (ii) all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications therefor; (iii) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing; (iv) all trademarks, service marks, trade names and domain names, and all registrations and applications relating to any of the foregoing; and (v) all trade secrets (as defined under applicable Law), know-how, inventions, and other proprietary processes and intellectual property rights.
          “knowledge” of any Person which is not an individual means the actual knowledge of such Person’s officers and directors; provided, that in the case of the Company, such term means the actual knowledge of the individuals listed in Section 9.4 of the Company Disclosure Schedule or knowledge such individuals should reasonably have based on such individual’s office or position.

          “Law” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, ordinance, code, condition of any permit, rule, regulation, policy, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or securities exchange or securities quotation system, and any ruling or decision of, agreement with or by, or any other requirement of, any Governmental Entity.
          “Permitted Encumbrances” means any (a) mechanics’, carriers’, workers’ repairers’, materialmens’, warehousemen’s and other similar liens arising in the ordinary course of business and securing obligations that are not yet due and payable, (b) liens for taxes not yet due and payable, and (c) with respect to any property, any covenants, conditions, restrictions, reservations, rights, easements, encumbrances, installments of special assessments not yet due and payable, zoning restrictions, encroachments and similar restrictions of title, which, in each case and in the aggregate, do not impair in any material respect the current or proposed use or value of such property.
          “SEC” means the United States Securities and Exchange Commission.
          “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other Person in respect of unclaimed property or escheat Laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
          “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.
          Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 9.4 shall have the meanings assigned to such terms in this Agreement.
     Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Oshkosh Truck Corporation
2307 Oregon Street
Oshkosh, WI 54902
(920) 235-9150
Facsimile: (920) 233-9231
Attention: Bryan J. Blankfield, Executive Vice-President,
General Counsel and Secretary

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
(312) 407-0700
Facsimile: (312) 407-0411
Attention: Gary P. Cullen

and

(b)	if to the Company, to:

JLG Industries, Inc.
13224 Fountainhead Plaza
Hagerstown, MD 21742-2678
(240) 313-1808
Facsimile: (240) 313-1807
Attention: Senior Vice President and General Counsel

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 662-6000
Facsimile: (202) 662-6291
Attention: W. Andrew Jack

     Section 9.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.
     Section 9.7 Jurisdiction. Each of Parent, Merger Sub and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Courts located in the State of New York and to the jurisdiction of any other competent court of the State of New York in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such courts in any other court or jurisdiction.
     Section 9.8 Specific Performance. Each of Parent, Merger Sub and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement.
     Section 9.9 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.
     Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement). Except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 6.12 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third-party beneficiary thereof.
     Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
     Section 9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania without giving effect to the principles of conflicts of law thereof.
     Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OSHKOSH TRUCK CORPORATION

By	/s/ Robert G. Bohn

Name: Robert G. Bohn
Title: Chairman, President and Chief Executive Officer

STEEL ACQUISITION CORP.

By	/s/ Robert G. Bohn

Name: Robert G. Bohn
Title: Chairman, President and Chief Executive Officer

JLG INDUSTRIES, INC.

By	/s/ William M. Lasky

Name: William M. Lasky
Title: Chairman and Chief Executive Officer

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